                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
           $125
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
                               2000 EASTMAN DRIVE
                              MILFORD, OHIO 45150

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 18, 1995

TO THE SHAREHOLDERS OF STRUCTURAL DYNAMICS RESEARCH CORPORATION:

    You are cordially invited to attend the Annual Meeting of the Shareholders of Structural Dynamics Research Corporation to be held on April 18, 1995 at 2:00 P.M. at The Westin Hotel, Fifth and Vine Streets, Cincinnati, Ohio 45202, for the purpose of considering and acting on the following:

    1.   Election  of four  Class II  directors to  serve until  the 1997 Annual
       Meeting.

    2. Approval of the appointment of Price Waterhouse LLP as the independent auditors of the Company for 1995.

    3. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on March 6, 1995 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                               [SIGNATURE]
                                          John A. Mongelluzzo
                                          Secretary
March 20, 1995

                                    IMPORTANT
    A PROXY STATEMENT AND PROXY ARE SUBMITTED HEREWITH. AS A SHAREHOLDER, YOU ARE URGED TO COMPLETE AND MAIL THE PROXY PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THIS ANNUAL MEETING IN PERSON. THE ENCLOSED ENVELOPE FOR RETURN OF PROXY REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED IN WHICH EVENT THEIR SIGNED PROXIES ARE REVOKED. IT IS IMPORTANT THAT YOUR SHARES BE VOTED. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION

                               2000 EASTMAN DRIVE
                              MILFORD, OHIO 45150

                                                                  March 20, 1995
                                PROXY STATEMENT

    The enclosed form of proxy is being solicited on behalf of the Board of Directors of Structural Dynamics Research Corporation (also referred to as "SDRC" or the "Company") for the Annual Meeting of Shareholders to be held on April 18, 1995. Each of the 29,191,175 shares of Common Stock, without par value, outstanding on March 6, 1995, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. Only shareholders of record on the books of the Company at the close of business on March 6, 1995 will be entitled to vote at the meeting either in person or by proxy. The Company has hired Morrow & Co., Inc. to assist it in soliciting proxies. This Proxy Statement is being mailed to shareholders on or about March 20, 1995.

    The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted affirmatively. Each person granting a proxy may revoke it by giving notice to the Company's Secretary in writing or in open meeting at any time before it is voted. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other regular employees of the Company who will receive no compensation therefor in addition to their regular salaries. Brokers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock, and the Company will reimburse them for their expenses. The expense of soliciting proxies will be borne by the Company.

    The Annual Report of the Company for the fiscal year ended December 31, 1994 is enclosed with this Proxy Statement.

                             ELECTION OF DIRECTORS

    Four directors of Class II are to be elected to hold office until the 1997 Annual Meeting of Shareholders. It is the intention of the individuals named in the proxy to vote for the election of only the four nominees designated for Class II directorships. Only the maximum of four Class II directors may be elected. The Company is not currently aware of any potential candidates who may be nominated at or prior to the meeting, and in no event will the proxies solicited hereby be voted for other than the four nominees designated for Class II directorships.

    The nominees, Ted H. McCourtney, John E. McDowell, James W. Nethercott and Gilbert R. Whitaker, Jr., are currently serving as members of the Board of Directors. While management has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nominations, should any nominee so refuse or become unable to accept, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the Board of Directors. Nominees receiving the four highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the four nominees specified above unless otherwise instructed by the shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

    Information with respect to each of the four nominees is as follows:

                               CLASS II DIRECTORS
                             (TERMS EXPIRE IN 1995)

    TED H. McCOURTNEY, General Partner of Venrock Associates, a New York based venture capital firm, since 1970. Mr. McCourtney is also a director of Cellular Communications, Inc., Cellular Communications International, Inc., Cellular Communications of Puerto Rico, Inc., International CableTel Incorporated, SBSF, Inc. and MedPartners, Inc. Mr. McCourtney is 56 years of age and has been a director of the Company since 1986.

    JOHN E. McDOWELL, Partner in the Cincinnati law firm of Dinsmore & Shohl and counsel to the Company since its inception. Mr. McDowell also served as Secretary of the Company from 1967 until 1983. Mr. McDowell is 67 years of age and has been a director of the Company since 1967.

    JAMES W. NETHERCOTT, retired Senior Vice President, chief financial officer and a director of The Procter & Gamble Company (a diversified consumer products manufacturer), having served in all three capacities from 1979 until his retirement in 1991. Mr. Nethercott is also a director of The Ohio National Life Insurance Company. Mr. Nethercott is 67 years of age and has been a director of the Company since February, 1995.

    GILBERT R. WHITAKER, JR., Provost and Executive Vice President for Academic Affairs of the University of Michigan since September, 1990. Previously Dean and Professor of Business Economics of the School of Business Administration of the University of Michigan since 1979. Dr. Whitaker is also a director of Johnson Controls, Inc., Lincoln National Corporation, and the Handleman Company. Dr. Whitaker is 63 years of age and has been a director of the Company since 1988.

    The following sets forth similar information with respect to incumbent directors in Class I of the Board of Directors who are not nominees for election at this Annual Meeting of Shareholders:

                               CLASS I DIRECTORS
                             (TERMS EXPIRE IN 1996)

    WILLIAM P. CONLIN, Chairman of the Board of the Company since February, 1995. Before retiring in November, 1993, Mr. Conlin served as President of CalComp, Inc., a subsidiary of Lockheed Corporation (a manufacturer and distributor of computer graphics products), a position he held from 1983 to 1993. Mr. Conlin is also a director of Syntellect Incorporated. Mr. Conlin is 61 years of age and has been a director of the Company since 1993.

    ROBERT P. HENDERSON, Chairman of the Board of Greylock Management Corporation and also Managing Partner of Greylock Investments Limited Partnership and Greylock Limited Partnership and a General Partner of Greylock Ventures Limited Partnership and Greylock Capital Limited Partnership. From 1975 to 1983, Mr. Henderson was the Chief Executive Officer of ITEK Corporation (a diversified electronics and optical manufacturer). Mr. Henderson is a trustee of Eastern Enterprises, Inc. Mr. Henderson is also a director of Cabot Corporation and Filene's Basement Corporation. Mr. Henderson is 63 years of age and has been a director of the Company since 1986.

    ALBERT F. PETER, President and Chief Executive Officer of the Company since February, 1995. Mr. Peter joined the Company in 1967 and served in various capacities until his election to the office of

Vice President, a position he held until his retirement in December, 1991. In November, 1994 Mr. Peter was named acting chief executive officer of the Company and served in that position until his election as President and Chief Executive Officer in February, 1995. Mr. Peter is 52 years of age and has been a director of the Company since 1983.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    In the fiscal year ended December 31, 1994, the Board of Directors met on seven occasions. Each incumbent director during the last fiscal year attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

    The Company has an Audit Committee of the Board of Directors, the members of which are not officers or employees of the Company. The Audit Committee, which held three meetings during 1994, recommends to the entire Board of Directors the independent auditors to be employed by the Company, consults with the independent auditors with respect to their audit plans, reviews the independent auditors' audit report and any management letters issued by the auditors, and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The members of the Audit Committee during 1994 were Messrs. McDowell (Chairman), Henderson and Peter. Upon his appointment as acting chief executive officer of the Company in November, 1994, Mr. Peter left this Committee and Mr. Conlin joined the Committee.

    The Company has a Compensation Committee of the Board of Directors, which held three meetings during 1994. The Compensation Committee recommends to the entire Board of Directors the compensation arrangements for the corporate officers of the Company and reviews proposed changes in management organization. The present members of the Compensation Committee are Messrs. McCourtney (Chairman) and Conlin and Dr. Whitaker.

    The Company also has a Stock Option Committee which administers its stock option plans, the present members of which are Messrs. Conlin, Henderson, McCourtney and Dr. Whitaker. This Committee held three meetings during 1994.

    The Board of Directors established a Nominating Committee in February, 1995 and named as its members Messrs. Henderson (Chairman), Conlin and McDowell. The function of the Nominating Committee is to periodically seek out qualified candidates for election to the Board and to make recommendations to the whole Board with respect to nominees. The Committee also makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Company's Code of Regulations. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Company's Secretary, John A. Mongelluzzo, and including the name and biographical data of the individual being suggested.

                             EXECUTIVE COMPENSATION

SUMMARY

    The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer, its former chief executive officer, each of the Company's other four most highly compensated executive officers who held office as of the end of 1994, and one former executive officer for whom disclosure would have been provided but for the fact he was not serving as an executive officer as of the end of 1994 (the "named executives") during each of the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                    ---------------
                                                                        AWARDS
                                                                    ---------------
                                             ANNUAL COMPENSATION      SECURITIES
                                             --------------------     UNDERLYING          ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR  SALARY($)   BONUS($)     OPTIONS(#)      COMPENSATION($)(1)
- - -------------------------------------  ----  ---------   --------   ---------------   ------------------
Albert F. Peter                        1994   23,864        --       10,000 shs.(2)         22,500(3)
  President and Chief Executive        1993    --           --       10,000 shs.(2)         23,250(3)
  Officer                              1992    --           --       10,000 shs.(2)         21,000(3)
Albert L. Klosterman                   1994  219,333        --       40,000 shs.             6,827(4)
  Senior Vice President and            1993  207,000        --       50,000 shs.             2,189(4)
  Chief Scientist                      1992  193,500       20,000    45,000 shs.             6,380(4)
Martin A. Neads                        1994  153,836        --       55,000 shs.             5,101(5)
  Senior Vice President-               1993    --           --           --                --
  SDRC Operations                      1992    --           --           --                --
Edward P. Neenan                       1994  152,667        --       25,000 shs.             5,444(6)
  Senior Vice President-               1993  145,000        --       30,000 shs.               884(6)
  Human Resources                      1992  137,167       12,000    30,000 shs.             5,185(6)
Jack W. Martz                          1994  144,000        --       20,000 shs.             5,359(7)
  Senior Vice President-               1993  138,000        --       20,000 shs.               817(7)
  PDM Business Development             1992  132,833        7,000    20,000 shs.             5,140(7)
Ronald J. Friedsam                     1994  422,917        --      100,000 shs.         1,202,808(8)
  Former Chairman of the Board,        1993  395,833        --      300,000 shs.            12,047(8)
  President and Chief Executive        1992  347,333       90,000   350,000 shs.             8,552(8)
  Officer
Ronald H. Hoffman                      1994  176,231        --       30,000 shs.           193,190(9)
  Former Senior Vice President,        1993  175,000        --       30,000 shs.             1,072(9)
  Chief Financial Officer and          1992  171,500        7,000    35,000 shs.             5,436(9)
  Treasurer

- - ------------------------
(1) All amounts shown include amounts contributed by the Company pursuant to the Company's Tax Deferred Capital Accumulation (401(k)) Plan, except in the case of Mr. Peter and Mr. Neads who were not then eligible to participate. Participants in the Company's 401(k) plan may elect to reduce their salaries by 1% to 6% and to have such amount contributed to their account in this plan. They may also make other voluntary contributions from time to time. With respect to any fiscal year, the

     Company may elect to partially match employee contributions from its net income. Such matching contributions may be either in cash or in shares of the Company's Common Stock. The Company elected to make such contributions for the years 1992 and 1994 but not 1993. The Company's contributions in 1992 and 1994 were made in the form of Common Stock. Amounts in this plan become available for payout upon termination or retirement only.

(2)  Consists of  stock  options granted  to  Mr. Peter  in  his capacity  as  a
     non-employee    director,    pursuant   to    the    Company's   Directors'
     Non-Discretionary Stock Option Plan, prior to his election as President and
     Chief Executive Officer.

(3) Consists of director's fees paid to Mr. Peter in his capacity as a non-employee director prior to his election as President and Chief
     Executive Officer.

(4)  Includes, for  1994, 1993  and  1992 respectively,  $4,500, $0  and  $4,364 representing  the Company's  401(k) plan contributions,  and $2,327, $2,189 and $2,016, which were term life insurance premiums paid by the Company for insurance benefiting the named executive.

(5) Consists of contributions to the Company's executive pension plan for United Kingdom employees.

(6)  Includes,  for  1994, 1993  and 1992  respectively,  $4,500, $0  and $4,364 representing the Company's 401(k) plan contributions, and $944, $884 and $821, which were term life insurance premiums paid by the Company for insurance benefiting the named executive.

(7)  Includes, for  1994, 1993  and  1992 respectively,  $4,500, $0  and  $4,364 representing  the Company's 401(k)  plan contributions, and  $859, $817 and
     $776, which  were term  life insurance  premiums paid  by the  Company  for insurance benefiting the named executive.

(8) Includes, for 1994, a total of $1,196,000 paid to Mr. Friedsam in connection with his resignation as Chairman of the Board, President and Chief Executive Officer of the Company, pursuant to the applicable provisions of his employment agreement with the Company. See "Executive
     Compensation  -- Employment Agreements." Also  includes, for 1994, 1993 and
     1992 respectively, $0, $0 and $4,364 representing the Company's 401(k) plan contributions, and $5,308, $12,047 and $4,188, which were term life insurance premiums paid by the Company for insurance benefiting the named executive. Also includes, for 1994, $1,500 of director's fees paid after Mr. Friedsam became a non-employee director.

(9) Includes, for 1994, a total of $192,000 payable to Mr. Hoffman in connection with the cessation of his employment with the Company. See
     "Executive Compensation -- Employment Agreements." Such amount is payable in 12 monthly installments ending in November, 1995. Also includes, for 1994, 1993 and 1992 respectively, $0, $0 and $4,364 representing the
     Company's 401(k) plan contributions, and $1,190, $1,072 and $1,072, which were term life insurance premiums paid by the Company for insurance benefiting the named executive.

STOCK OPTIONS

    The following table sets forth information regarding stock options granted to the named executives during 1994:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                          -----------------------------------------------------
                                             % OF                                 POTENTIAL REALIZABLE
                                            TOTAL                                        VALUE
                                            OPTIONS                                AT ASSUMED ANNUAL
                                            GRANTED                                      RATES
                             NUMBER OF       TO                                      OF STOCK PRICE
                            SECURITIES      EMPLOYEES                               APPRECIATION FOR
                            UNDERLYING        IN     EXERCISE OR                      OPTION TERM
                              OPTIONS       FISCAL   BASE PRICE    EXPIRATION    ----------------------
          NAME              GRANTED#(1)     YEAR(2)    ($/SH.)        DATE         5%($)      10%($)
- - ------------------------  ---------------   ------   -----------  -------------  ---------  -----------
Albert F. Peter           10,000 shs. (3)    .7  %       11.125       4/26/1999     30,736       67,919
Albert L. Klosterman      40,000 shs.       3.1  %       11.125       4/26/2004    279,858      709,215
Martin A. Neads           15,000 shs.       1.2  %       11.125       4/26/2004    104,947      265,956
                          40,000 shs.       3.1  %        6.125      11/18/2004    154,079      390,467
Edward P. Neenan          25,000 shs.       1.9  %       11.125       4/26/2004    174,911      443,260
Jack W. Martz             20,000 shs.       1.5  %       11.125       4/26/2004    139,929      354,608
Ronald J. Friedsam        100,000 shs.      7.7  %       11.125       4/26/2004    699,645    1,773,038
Ronald H. Hoffman         30,000 shs.       2.3  %       11.125       4/26/2004    209,894      531,912

- - ------------------------
(1) Except in the case of Mr. Peter, all such options first become exercisable as to 33% of the shares covered after the end of the first year after the date of grant, as to 67% of the shares covered after the end of two years, and are exercisable in full after the end of three years. The option exercise price is not adjustable over the 10-year term of the options except due to stock splits and similar occurrences affecting all outstanding stock.

(2) Excludes effect of options granted to non-employee directors under the Company's Directors' Non-Discretionary Stock Option Plan except in the case of Mr. Peter.

(3) Consists solely of options granted to Mr. Peter under the Company's Directors' Non-Discretionary Stock Option Plan in his capacity as a non-employee director prior to his election as President and Chief Executive Officer. See "Compensation of Directors."

    The following table sets forth information regarding stock options exercised by the named executives during 1994 and the value of unexercised in-the-money options held by the named parties as of December 31, 1994:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                            SHARES                        OPTIONS AT FY-END #              AT FY-END ($)
                                          ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                  NAME                    EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - ----------------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Albert F. Peter                              --            --             25,000         5,000          --           --
Albert L. Klosterman                         --            --            320,650        88,350         187,500       --
Martin A. Neads                              --            --             63,630        81,650          --           --
Edward P. Neenan                             --            --            205,600        55,000         399,300       --
Jack W. Martz                                --            --            146,000        40,000         144,750       --
Ronald J. Friedsam                           --            --          1,589,448        --              24,750       --
Ronald H. Hoffman                            --            --            113,350        --              --           --

COMPENSATION OF DIRECTORS

    During the year ended December 31, 1994, the Company's outside directors (those directors who are not employees of the Company) were compensated for their services as directors at the rate of $15,000 per year. In addition, directors received $1,500 for each Board of Directors meeting and $750 for each committee meeting they attended, and individuals who served as committee chairmen received an additional $250 per committee meeting attended. The Company does not additionally compensate employee directors. All directors are reimbursed for all expenses incurred in connection with attendance at meetings of the Board and the performance of Board duties.

    In addition, outside directors receive stock options under the Structural Dynamics Research Corporation Directors' Non-Discretionary Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides that upon their initial election or appointment, non-employee directors are automatically issued options to purchase 16,000 shares of the Company's Common Stock and that at every annual organizational meeting of directors each then-serving director will receive an additional option to purchase 10,000 shares. All options granted under the Directors' Plan have a five year term and an exercise price equal to 100% of fair market value of the Common Stock on the date of issuance. Options are not exercisable at all for six months after their issuance, at which time they become exercisable as to 50% of the shares covered. After 12 months, they become exercisable in full until expiration.

EMPLOYMENT AGREEMENTS

    RONALD J. FRIEDSAM. The Company's former Chairman, President and Chief Executive Officer, Ronald J. Friedsam, was employed pursuant to an employment agreement which became effective as of March 1, 1993 and was to have run through December 31, 1996. The agreement provided for a base salary of $425,000 for 1994 and a targeted cash bonus based on performance. In addition, it contained certain compensation arrangements to be implemented in the event of termination of Mr. Friedsam's employment with the Company. On November 4, 1994, Mr. Friedsam resigned his employment with the

Company pursuant to a written agreement which provided that his resignation would be treated as if his employment had been terminated by the Company without cause for purposes of his employment agreement. Under the employment agreement, Mr. Friedsam received an amount derived by multiplying the factor 2.99 by the sum of Mr. Friedsam's salary and bonus paid in the year prior to the year of termination. In addition, under these same circumstances, Mr. Friedsam became entitled to require the Company to repurchase for cash stock options held by Mr. Friedsam which were granted to him on or before April 17, 1990. The per share repurchase price of options will be the difference between the fair market value of a share of the Company's Common Stock on the date of notice of termination and the option exercise price per share. On this basis, the cost to the Company of repurchasing options as to which Mr. Friedsam has the right to require repurchase is $9,900. To date, Mr. Friedsam has not elected to exercise such right, which will expire on May 29, 1995 if not exercised on or before that date. Subsequently, Mr. Friedsam resigned from the Company's Board of Directors effective March 1, 1995.

    MARTIN A. NEADS. In November, 1994, Martin A. Neads, who was then Vice President and General Manager -- European Operations, was asked to relocate to the Company's headquarters in the United States and to assume the position of Senior Vice President -- SDRC Operations. The Company agreed to pay all expenses incurred in connection with Mr. Neads' relocation from England. The Company also agreed to pay the school tuition costs of Mr. Neads' children and to pay the airfare for two return trips to England for his family during the first three years of his assignment in the United States. The arrangement with Mr. Neads also provides that, although Mr. Neads is to remain an "at will" employee of the Company, in the event Mr. Neads is terminated by the Company for reasons other than cause (defined as gross misconduct, theft, etc.) while he is on assignment in the United States, he will be given a severance benefit equal to 12 months of his annual pay (defined as base salary plus the prior year's bonus). If such termination occurs during the first year of the assignment, then the Company will also reimburse Mr. Neads for the reasonable expenses of his return to England.

    RONALD H. HOFFMAN. On November 4, 1994, Ronald H. Hoffman, who had been serving as the Company's Senior Vice President, Chief Financial Officer and Treasurer, entered into a severance arrangement with the Company pursuant to which the Company agreed to pay him severance benefits at the rate of $16,000 per month through November 3, 1995. The Company also agreed to pay up to $10,000 for outplacement assistance.

COMPENSATION AND STOCK OPTION COMMITTEES

    Executive compensation decisions other than with respect to stock options are administered by the Compensation Committee of the Board of Directors, all the members of which are outside directors. Stock option grants are determined by the Stock Option Committee, which consists of all non-employee directors. The formal reports of the Compensation Committee and the Stock Option Committee with respect to 1994 compensation are as follows:

                      REPORT OF THE COMPENSATION COMMITTEE

    The Company's overall compensation package for its executive officers consists of base salary, annual performance-based bonus and annual stock option grants. Additionally, executive officers are entitled to participate in the Company's 401(k) plan on the same basis as all other employees. Stock option grants are determined by the Stock Option Committee and are discussed under that Committee's separate report.

    Base salary determinations are based on an evaluation of salary levels of similarly situated executive officers at comparable companies nationally. For this purpose, the Company considers the compensation structures in place at other publicly traded companies of approximately the same size as the Company which are also engaged in "high technology" businesses which are generally either competitive with or complementary to the Company's business on some level. All of the companies in this comparative group whose shares are traded on the Nasdaq National Market are included in the Nasdaq Computer and Data Processing Services Stocks Index. See "Executive Compensation -- Financial Performance." The comparative group also includes certain companies whose shares are traded on other exchanges, and are therefore not included in such index, but are nevertheless considered to be comparable to the Company for this purpose. In general, base salary levels are set at the levels believed by this Committee to be sufficient to attract and retain qualified executives when considered with the other components of the Company's compensation structure. The Company believes that its overall compensation levels are in the lower end of the range of such levels comparable nationally. The 1994 base salary of Mr. Friedsam, the Company's Chairman, President and Chief Executive Officer throughout most of 1994, was the amount established in his employment agreement with the Company. See "Executive Compensation -- Employment Agreements."

    This Committee believes that a significant proportion of total cash compensation should be subject to specific annual performance criteria. Consequently, the bonus potential for the Company's executive officers is intended to be a key component of the overall compensation package. At the beginning of each year, this Committee sets a target bonus amount for executive officers expressed as a percentage of the executive officer's base salary. The target bonus percentage in each case is a function of the value of each executive officer's contribution to the Company's overall performance. At the same time, specific annual performance goals are also established for each executive officer, including personal, departmental and overall Company goals. The nature of these goals naturally differs depending upon each executive officer's specific job responsibilities. Goals are both qualitative in nature, such as quality of products and services, customer satisfaction, management effectiveness and personnel development, and quantitative in nature, such as revenue goals and pre-tax profit goals. Specific relative weights are not assigned to each such performance factor, since the relative importance of each factor varies depending upon each named executive's specific job responsibilities. Instead, each compensation decision is made on a case by case basis and will ultimately depend upon the subjective judgment of management (except as regards the chief executive officer) and the Compensation Committee.

    At the end of each year, the extent to which the specific goals applicable to each executive officer were actually attained is measured. For executive officers other than the chief executive officer, the measurement process is performed by management, which submits the results of the measurement and its recommendations to the Compensation Committee for its analysis. In the case of the chief executive officer, the measurement process is performed directly by the Compensation Committee. The actual bonus amount paid to each executive officer is a function of overall Company performance as measured by attainment of such factors as revenue and pre-tax profit objectives as well as the attainment of the executive officers' individual performance goals and the target bonus percentage. While the individual and corporate performance goals are not assigned specific relative weights, on an overall basis, the level of annual bonus compensation awarded to all employees, including the named executives, is more heavily dependent upon corporate performance criteria and goals than upon individual performance criteria and goals.

    For 1994, the target bonus for Mr. Friedsam, then the Company's Chairman of the Board, President and Chief Executive Officer, was specified in his employment agreement as 67% of base salary. The qualitative performance goals included quality and timeliness of product offerings, as well as the continued implementation and oversight of programs to improve overall managerial skills within the Company. The specific quantitative performance goals set for Mr. Friedsam included stated levels of earnings per share, net profit, pre-tax profit, revenue and return on equity. The quantitative goals were identical to the Company's overall financial objectives for 1994. Mr. Friedsam's various personal and Company performance criteria were not assigned individual weights, as is the case for employees generally. The Company performance goals considered in the aggregate were more influential in determining the annual bonus.

    A number of extraordinary events occurred during 1994 which profoundly affected the Company's normal approach to compensation decisions. In September, 1994, the Company announced that an internal review of its Far East Headquarters operations had indicated that certain shipments of SDRC products intended for sale to or through third party distribution channels apparently did not represent valid sales, and that as a result the Company expected to restate certain prior period financial statements. Following this announcement, the Company instructed its independent legal counsel to conduct an extensive examination of the Company's worldwide business practices, beginning with the Far East. Prior to completion of this examination, on October 26, 1994, the Company's independent auditors resigned, citing an inability to rely upon the representations of management. Following the formal delivery to the Board of Directors on November 2, 1994 of the results of the Far East portion of the examination, substantial changes in management, in particular among the named executive officers, took place. Finally, in early 1995 the Company published restated financial statements for the years 1991, 1992 and 1993 and for the first two quarters of 1994 which showed substantially lower revenues and earnings than had previously been reported for those periods. Due to the Company's financial performance in 1994, no bonuses were paid with respect to 1994 to any of the named executives.

William P. Conlin     Ted H. McCourtney     Gilbert R. Whitaker, Jr.

                      REPORT OF THE STOCK OPTION COMMITTEE

    The Stock Option Committee of the Board of Directors determines annual stock option grants to the named executives and other eligible employees. Stock options are intended to encourage key employees to remain employed by the Company by providing them with a long-term interest in the Company's overall performance as reflected by the performance in the market of the Company's Common Stock.

    Generally, the amounts of annual option grants to executive officers, including the named executives, are based on an evaluation of option grants made to similarly situated executive officers at comparable companies nationally. These comparable companies are the same companies utilized by the Compensation Committee in its salary determinations described in its report. In determining annual option awards to the named executives and other employees, the Stock Option Committee also considers the amounts and terms of options granted in prior fiscal years to each of the named executives and other employees.

    Except for options granted in November, 1994 to Mr. Neads in connection with his promotion to his current position and his agreement to relocate to the United States, awards of options to named executive officers for 1994 were made in April, 1994, well before the extraordinary matters described in the report of the Compensation Committee came to light. In the specific case of Mr. Friedsam, then the Company's Chairman of the Board, President and Chief Executive Officer, the grant of options to him was based on an extensive study commissioned by the Board of Directors by an independent consulting firm which is recognized as an expert in executive compensation matters. Such study recommended a competitive position with respect to an amount of stock options to be granted to Mr. Friedsam over the course of his employment contract. This position was based upon analysis by the consulting firm of stock-based incentives and of the level of stock ownership of chief executive officers of each of the companies included on the Forbes magazine list of "The 200 Best Small Companies in America," of which the Company was one.

William P. Conlin     Ted H. McCourtney
Robert P. Henderson   Gilbert R. Whitaker, Jr.

                             FINANCIAL PERFORMANCE

    The following graph summarizes the cumulative return on $100 invested in the Company's Common Stock, the S&P 500 Stock Index and the Nasdaq Computer and Data Processing Services Stocks Index over a five year period as calculated by the Center for Research in Security Prices at the University of Chicago.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             SDRC STOCK     S&P 500      NASDAQ C&D
12/29/89              100         100              100
12/31/90          172.881      96.769          106.527
12/31/91           393.22     126.452            214.7
12/31/92           149.53     136.158          231.001
12/31/93          233.898     149.224          244.589
12/30/94           72.881      151.22          297.902

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

    Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following shareholders are known by the Company to be the beneficial owners of 5% or more of the Company's Common Stock as of December 31, 1994:

  TITLE OF         NAME AND ADDRESS OF         AMOUNT AND NATURE    PERCENT
   CLASS            BENEFICIAL OWNER             OF OWNERSHIP       OF CLASS
- - ------------  -----------------------------  ---------------------  --------
Common Stock  State of Wisconsin Investment  2,860,000 shares           9.89%
              Board                          owned beneficially(1)
              P.O. Box 7842
              Madison, WI 53707
Common Stock  Government of                  1,907,200 shares           6.60%
              Singapore Investment           owned beneficially(2)
              Corporation Pte. Ltd.
              250 Northbridge Road,
              No. 33-00
              Raffles City Tower
              Singapore 0607
Common Stock  FMR Corp.                      1,765,100 shares           6.11%
              82 Devonshire Street           owned beneficially(3)
              Boston, MA 02109

- - ------------------------
(1)  The information in the above table and in this footnote was obtained from a
     Schedule 13G filed by such shareholder. Such shareholder has the sole power to vote and to direct the disposition of such shares.

(2)  The information in the above table and in this footnote was obtained from a
     Schedule 13D filed by such shareholder. Such shareholder has the shared power to vote and to direct the disposition of such shares.

(3)  The information in the above table and in this footnote was obtained from a
     Schedule 13G filed by such shareholder. Such shareholder has the sole power to direct the disposition of all such shares and to vote 151,300 of such shares.

MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock by its directors, the named executives, and all directors and executive officers as a group, as of March 6, 1995:

  TITLE OF                                           AMOUNT AND NATURE OF    PERCENT OF
   CLASS            NAME OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP(1)   CLASS(2)
- - ------------  ------------------------------------  -----------------------  ----------
Common Stock  Albert F. Peter                               214,451 shs.(3)      .7%
Common Stock  William P. Conlin                              27,000 shs.(4)      .1%
Common Stock  Robert P. Henderson                            71,540 shs.(5)      .2%
Common Stock  Ted H. McCourtney                             146,276 shs.(6)      .5%
Common Stock  John E. McDowell                               98,800 shs.(7)      .3%
Common Stock  James W. Nethercott                             --                 --
Common Stock  Gilbert R. Whitaker, Jr.                       53,000 shs.(8)      .2%
Common Stock  Albert L. Klosterman                          617,919 shs.(9)     2.1%
Common Stock  Martin A. Neads                               91,980 shs.(10)      .3%
Common Stock  Jack W. Martz                                175,947 shs.(11)      .6%
Common Stock  Edward P. Neenan                             239,330 shs.(12)      .8%
Common Stock  All Directors and Executive Officers       1,803,409 shs.(13)     5.9%
               as a Group (13 persons)
Common Stock  Ronald J. Friedsam                           906,720 shs.(14)     3.0%
Common Stock  Ronald H. Hoffman                                  7,235 shs.      --

- - ------------------------
 (1) The persons and entities named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, stock options are considered to be currently exercisable if by their terms they may be exercised as of the date of mailing of this Proxy Statement or if they become exercisable within 60 days thereafter.

 (2) These percentages assume the exercise of certain currently exercisable stock options, which options have not in fact been exercised.

 (3) Includes 144,115 shares held of record by Mr. Peter; 6,000 shares held of record by Mr. Peter as custodian for his children; 29,680 shares held of record by Mr. Peter's wife; 4,656 shares held by Mr. Peter's wife as a joint tenant with other members of her family; and 30,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (4) Includes  1,000 shares  held of  record or  beneficially by  Mr. Conlin and
     26,000  shares  which   are  issuable  upon   the  exercise  of   currently
     exercisable, but unexercised stock options.

 (5) Includes 31,540 shares held of record by Mr. Henderson and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (6) Includes 88,276 shares held of record by Mr. McCourtney; 10,000 shares held of  record  by Mr.  McCourtney's wife  as trustee  for their  children; and
     48,000  shares  which   are  issuable  upon   the  exercise  of   currently
     exercisable, but unexercised stock options.

 (7) Includes 11,600 shares held of record by Mr. McDowell; 39,200 shares held of record by Mr. McDowell's wife (including 1,600 shares held in trust for the benefit of their grandchildren); and 48,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (8) Includes 5,000 shares held of record by Dr. Whitaker and 48,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (9) Includes 252,219 shares held of record or beneficially by Dr. Klosterman and 365,700 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(10) Includes 5,000 shares held of record by Mr. Neads and 86,980 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(11) Includes 4,735 shares held  of record or beneficially  by Mr. Martz;  2,012 shares  held of record by Mr. Martz's  wife; 3,200 shares held of record by
     Mr. Martz  as custodian  for his  children; and  166,000 shares  which  are issuable  upon the exercise of currently exercisable, but unexercised stock options.

(12) Includes 5,380 shares  held of  record or  beneficially by  Mr. Neenan  and
     233,950   shares  which  are  issuable   upon  the  exercise  of  currently
     exercisable, but unexercised stock options.

(13) Includes a total of 1,157,160 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(14) Includes  250,772 shares held of record or beneficially by Mr. Friedsam and
     655,948  shares  which  are  issuable   upon  the  exercise  of   currently
     exercisable,  but unexercised  stock options.  Mr. Friedsam  has the right, exercisable until May  29, 1995, to  require the Company  to purchase  such
     stock   options  from  him  for  $9,900.  See  "Executive  Compensation  --
     Employment Agreements."

                              ELECTION OF AUDITORS

    The accounting firm of Price Waterhouse LLP is presently serving as the Company's independent accounting firm as recommended by the Audit Committee. Price Waterhouse LLP also served as the Company's independent auditors with respect to the Company's financial statements for the fiscal year ended December 31, 1994. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of a majority of the Company's Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the resolution. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board of Directors in order to give the shareholders a voice in the selection of auditors. If the resolution is rejected by the shareholders, the Board of Directors will reconsider its choice of Price Waterhouse LLP as the Company's independent auditors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholders. Abstentions will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome of the proposal. The Board of Directors recommends the adoption of the resolution.

    The resolution states:

        RESOLVED, that this Company retains Price Waterhouse LLP as the independent auditors of the Company for 1995.

RESIGNATION OF FORMER AUDITORS

    Prior to October 26, 1994, KPMG Peat Marwick LLP ("KPMG") was the Company's principal independent accounting firm. On that date KPMG resigned such position. Prior to its resignation, KPMG had been engaged to audit the Company's financial statements since 1982. Neither of KPMG's reports on the Company's financial statements for each of the past two years as of the time of the resignation (1993 and 1992) contained an adverse opinion or a disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles.

    In its letter of resignation dated October 26, 1994, KPMG advised the Company that matters had come to its attention which raised serious questions as to its ability to rely on management's representations. Furthermore, in its letter, KPMG stated that these matters resulted in a loss of confidence by KPMG in representations made to it by management and impaired its ability to conduct an examination in accordance with generally accepted auditing standards. In addition, KPMG advised the Company that information had come to its attention that it concluded materially impacted the fairness or reliability of previously issued audit reports on consolidated financial statements; due to KPMG's resignation, the issue was not resolved to KPMG's satisfaction prior to its resignation. Specifically, KPMG advised the Company that its auditors' reports on the consolidated financial statements of the Company for the years ended December 31, 1991, December 31, 1992 and December 31, 1993 should no longer be relied upon. Such letter may be deemed to express a disagreement ("disagreement") between KPMG and the Company within the meaning of Item 304(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

    In its Current Report on Form 8-K first disclosing KPMG's resignation, the Company stated that during its two most recent fiscal years (and the subsequent interim period preceding October 26, 1994), there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreements in connection with its reports. In a letter dated November 10, 1994, KPMG stated that it had read the Company's Form 8-K and agreed with the statements contained therein except the statement that there were no disagreements on any matter of accounting principles or practices. The KPMG letter then stated that "On October 7, 1992, in connection with our timely review of the Form 10-Q for the quarter ended September 30, 1992, we informed Structural Dynamics Research Corporation that if it did not reverse revenue that it had recognized during the quarter ended September 30, 1992 relating to a certain transaction with Hewlett Packard that we would inform the audit committee of Structural Dynamics Research Corporation that we believed that that material transaction had been accounted for in a manner that was inconsistent with generally accepted accounting principles. The accounting for that transaction ultimately was resolved to our satisfaction." The Company subsequently filed a copy of

KPMG's November 10, 1994 letter as an exhibit to the Form 8-K and further reported that it agreed with the facts described in the letter but that, because the matter had been resolved to KPMG's satisfaction, SDRC had not, at the time it originally filed the Form 8-K, considered the matter to have constituted a disagreement within the meaning of Item 304 of Regulation S-K.

    Following the resignation of KPMG, the Company engaged Price Waterhouse LLP to serve as its principal independent accounting firm. The Company had not consulted with Price Waterhouse LLP regarding any matter during the years 1992 and 1993 or during the interim period in 1994 prior to KPMG's resignation.

                           1996 SHAREHOLDER PROPOSALS

    In order for any shareholder proposals for the 1996 Annual Meeting of Shareholders to be eligible for inclusion at the meeting, they must be received by the Secretary of the Company at 2000 Eastman Drive, Milford, Ohio 45150, prior to November 21, 1995.

                                 OTHER MATTERS

    The Company has retained Morrow & Co., Inc., a professional solicitation firm, to assist in soliciting proxies for a fee estimated at $12,500. Morrow & Co., Inc. will use approximately 30 people to solicit proxies on behalf of the Company.

    The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                                          By Order of the Board of Directors

                                               [SIGNATURE]
                                          John A. Mongelluzzo
                                          Secretary

                                     [LOGO]

                  -------------------------------------------
                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT
                          ----------------------------

                                      1995
                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                 APRIL 18, 1995

PROXY               STRUCTURAL DYNAMICS RESEARCH CORPORATION
                               2000 Eastman Drive
                              Milford, Ohio 45150

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Albert F. Peter, John A. Mongelluzzo and Jeffrey J. Vorholt, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of Structural Dynamics Research Corporation which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of said Company scheduled to be held on April 18, 1995 at 2:00 P.M. at The Westin Hotel, Fifth and Vine Streets, Cincinnati, Ohio 45202 or at any adjournment or recess thereof.

    Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on each proposal.

1.  ELECTION OF CLASS II DIRECTORS.
    / / FOR all nominees listed below      / / WITHHOLD AUTHORITY
    (except as marked to the contrary below)

        TED H. McCOURTNEY, JOHN E. McDOWELL, JAMES W. NETHERCOTT, GILBERT R.
                                   WHITAKER, JR.

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below)
    ____________________________________________________________________________

2. APPROVAL of the appointment of Price Waterhouse LLP as the independent auditors of the Company for 1995.

                      / / FOR      / / ABSTAIN      / / AGAINST

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR the proposal in paragraph 2.

ALL FORMER PROXIES ARE HEREBY REVOKED.
                                                   NUMBER OF SHARES ____________
                                                   _____________________________
                                                    (Signature of Shareholder)
                                                   _____________________________
                                                    (Signature of Shareholder)

                                                   (Please sign exactly as  your
                                                   name   appears   hereon.  All
                                                   joint  owners  should   sign.
                                                   When  signing in  a fiduciary
                                                   capacity or  as  a  corporate
                                                   officer,   please  give  your
                                                   full title as such.)
                                                   Dated: _______________ , 1995